Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kirstie@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com CEO Taking Temporary Leave of Absence

Overstock.com President Jonathan Johnson named Acting CEO

SALT LAKE CITY — February 12, 2013 — Overstock.com, Inc. today announced that its CEO and Chairman of the Board Dr. Patrick Byrne will be taking a personal leave of absence for medical reasons.  Overstock.com President Jonathan Johnson will serve as Acting CEO during Dr. Byrne’s leave of absence.  Dr. Byrne will remain Chairman of the Board.

Dr. Byrne, in recent years, had undergone various procedures regarding cardiac issues that may stem from his earlier episodes of cancer, and his leave of absence is associated with these cardiac issues.

“We’ve worked hard this past year and delivered good results; our team is executing exceptionally well, putting points on the board. We have set our company plan for 2013 and I have great confidence in my colleagues to execute it,” said Byrne.

Johnson has been with the company for over ten years, and has served as President since July 2008.  He also serves as corporate secretary.  Prior to becoming President, he served in various roles including Senior Vice President and General Counsel. “My colleagues and I will continue to execute on our plan,” said Johnson, “and we look forward to the time when Patrick returns to the helm.”

About Overstock.com

Overstock.com (NASDAQ: OSTK) is an online discount retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry, travel, cars, and insurance.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items.  Main Street Revolution supports small businesses across the United States by providing them a national customer base.  A recent Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites.  The NRF Foundation/American Express Customer Choice Awards ranks Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock.com (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O TM, and Club O Rewards DollarsTM and Your Savings EngineTM are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the CEO leave of absence, duration of such absence, company or executive performance. Our Form 10-K for the year ended December 31, 2011, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.